Exhibit 10.3

EXECUTION VERSION

CC MEDIA HOLDINGS, INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2010 (the “Effective Date”), by and among CC Media Holdings, Inc., a Delaware corporation (the “Company”), Clear Channel Capital IV, LLC (“Capital IV”), Clear Channel Capital V, L.P. (“Capital V”), and Pittman CC LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 4 hereof.

WHEREAS, the Company, through its Subsidiaries, and pursuant to a Consulting Agreement, dated November 15, 2010 (the “Consulting Agreement”), has agreed to engage Robert Pittman as a consultant to serve as Chairman, Media and Entertainment, and Mr. Pittman has agreed to accept such engagement;

WHEREAS, in connection with Mr. Pittman’s engagement as a consultant by the Company and its Subsidiaries, the Company has offered Purchaser (an entity controlled by Mr. Pittman) the opportunity, and Purchaser, and has accepted such offer, to purchase shares of the Company’s Class A Common Stock, par value $0.001, on the terms and conditions set forth in this Agreement (the “Class A Common Stock”).

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

1. Sale of Class A Common Stock. On the Effective Date, and subject to Purchaser’s compliance with Section 2, the Company shall sell and issue to Purchaser the number of shares of Class A Common Stock (the “Purchased Shares”) equal to $5,000,000 (the “Purchase Price”) divided by $7.08 (i.e., 706,215 shares of Class A Common Stock).

2. Method of Payment. Purchaser shall pay the Purchase Price on the Effective Date in cash by wire transfer to a bank account identified by the Company. At the Effective Date, the Company shall issue and hold in escrow for the benefit of Purchaser until the date the applicable shares of Common Stock are not subject to Section 7 hereunder a stock certificate or book-entry transfer in the name of Purchaser evidencing the Purchased Shares, which certificate shall contain such legends (or the equivalent if such shares are held in book entry form) as the Company deems necessary or advisable to carry out the provisions of this Agreement.

3. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Adverse Claim” shall have the meaning set forth in Section 7-302 of the applicable Uniform Commercial Code.

“Affiliate” of a Person means any other person, entity, or investment fund controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

“Affiliated Fund” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Agreement” has the meaning set forth in the preamble.

“Board” means the Board of Directors of the Company.

“Capital IV” shall have the meaning ascribed to such term in the Stockholder’s Agreement.

“Capital V” shall have the meaning ascribed to such term in the Stockholder’s Agreement.

“Change in Control” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Charitable Organization” shall have the meaning ascribed to such term in the Stockholder’s Agreement.

“Common Shares” means (i) any Purchased Shares purchased or otherwise acquired by Purchaser hereunder and (ii) any equity securities issued or issuable directly or indirectly with respect to the Purchased Shares referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of stock, conversion, exchange, recapitalization, merger, consolidation or other reorganization. Except as otherwise provided in this Agreement, Common Shares will continue to be Common Shares in the hands of any other holder (other than transferees in a transaction pursuant to Sections 7, 8.1 or 8.2). Except as otherwise provided in this Agreement, each holder of Common Shares will succeed to all rights and obligations hereunder of the previous holder of such Common Shares and shall, with respect to the acquired Common Shares, be deemed to have joined this Agreement in the same capacity (i.e., Purchaser hereunder) as the previous holder of such Common Shares.

“Common Stock” means the Company’s Class A Common Stock, Class B Common Stock, par value $0.001 per share, and Class C Common Stock, par value $0.001 per share.

“Company” has the meaning set forth in the preamble.

“Cost Basis” means the product of (i) the Per Share Cost Basis of any Shares being Transferred by the Investors in a Transaction and (ii) the number of Shares being Transferred by the Investors in the applicable Transaction.

“Disability” means Mr. Pittman’s inability to perform his duties and responsibilities with the Company due to a mental or physical impairment for 180 consecutive days or 270 days in any 365 day period.

“Eligible Individual” means Mr. Pittman and each of the individuals listed on Exhibit A.

“Eligible Shares” means the aggregate amount of Purchased Shares that have vested pursuant to Section 4 and the number of Shares the Board determines in good faith would vest as a result of the consummation of the transactions contemplated by Sections 8.1 or 8.2, reduced by any Purchased Shares that have previously been transferred by Purchaser pursuant to Sections 8.1 or 8.2.

“Exit Date” means the first date on which the Sponsor Entities beneficially own less than 20% of the aggregate shares of Common Stock beneficially owned by the Sponsor Entities on the Effective Date.

“Fair Market Value” means, as applicable, (i) the closing price as reported on the principal exchange on which the Common Shares are listed for trading for the immediately preceding trading day, (ii) if the Common Shares are not listed for trading on a national securities exchange, the last reported trade for Common Shares on an over-the-counter-market for the immediately preceding trading day or (iii) if Fair Market Value cannot be determined pursuant to clauses (i) or (ii), as determined in good faith by the Board.

“Good Reason” means a voluntary termination of Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement due to a material and extreme reduction in Mr. Pittman’s duties and responsibilities with the Company, it being understood and agreed that (x) the hiring of a new Chief Executive Officer, (y) a change in the reporting relationship of John Hogan or any other employee of the Company’s radio division with respect to Mr. Pittman, or (z) a failure to follow Mr. Pittman’s recommendations or strategies shall not be considered to be a reduction of his duties and responsibilities. To terminate for Good Reason, Mr. Pittman must give the Company written notice of the events purporting to constitute Good Reason within 30 days of the occurrence of such events, the Company must fail to cure such events within 20 days of such notice and Mr. Pittman must terminate his engagement with the Company and its Subsidiaries within 10 days of the expiration of such cure period.

“Investors” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Legal Requirement” shall mean any law, treaty, statute, code, ordinance, decree, administrative order, constitution, permit, directive, policy, standard, rule, regulation, or requirement of any government entity and all judicial, quasi judicial, administrative, quasi administrative and arbitral judgments, orders (including injunctions) decisions or awards of any government entity, including general principles of common law, civil law and equity, in each case having the force of law and binding on Purchaser or any of Purchaser’s property or assets.

“Measurement Date” means the Exit Date and the date of any Transfer by a Prospective Selling Investor that is described in Sections 8.1 or 8.2.

“Members of the Immediate Family” means each Eligible Individual’s spouse or child or other descendant, each trust created solely for the benefit of one or more of the aforementioned persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian.

“Multiple of Money” means the number (carried out to two decimal places) determined by dividing the Sponsor Inflows as of the applicable Measurement Date by the Sponsor Outflows as of such Measurement Date.

“Original Per Share Cost” means the amount equal to $5,000,000 divided by the number of Purchased Shares.

“Period of Restriction” means the period from the Effective Date to the Exit Date.

“Permitted Transferee” means (i) upon an Eligible Individual’s death, such Eligible Individual’s estate, executors, administrators, personal representatives, heirs, legatees or distributees in each case acquiring the Purchased Shares in question pursuant to the will or other instrument taking effect at such Eligible Individual’s death or by applicable laws of descent and distribution, or (ii) a trust, private foundation or entity formed for estate planning purposes for an Eligible Individual’s benefit and/or any of the Members of the Immediate Family of such Eligible Individual.

“Per Share Cost Basis” means $36.00; provided that the Per Share Cost Basis shall be recalculated on each date a Sponsor Outflow occurs and shall be equal to (i) the sum of (A) the Per Share Cost Basis in effect immediately prior to such Sponsor Outflow multiplied by the number of Shares held by the Investors and (B) the amount of such Sponsor Outflow, DIVIDED by (ii) the number of Shares held by the Investors immediately after such Sponsor Outflow.

“Person” means any natural person or individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Pro Rata Portion” means as to Purchaser, with respect to Offered Shares that are subject to a proposed Transfer under Section 8.1, a number of Eligible Shares equal to the product of (i) the number of Offered Shares multiplied by (ii) a fraction, the numerator of which is the number of Eligible Shares held by Purchaser as of the date of the Tag Along Notice, and the denominator of which is the sum of (A) the aggregate number of Shares held by the Prospective Selling Investor and all other Persons who have tag-along rights with respect to such Transfer as of the date of the Tag Along Notice (including for the sake of clarity, Purchaser and all “Tag Along Holders,” as such term is defined in the Stockholders Agreement) plus (B) in the case of a proposed Transfer with respect to which a Requisite Capital IV Majority has granted tag-along rights to any other Person or Persons in addition to Purchaser, the aggregate number of shares of Common Shares and other equity securities of the Company that are eligible for inclusion in such proposed Transfer according to the terms of such grant and that are held by such other Person or Persons as of the date of the Tag Along Notice.

“Prospective Buyer” means any Person or Persons, including the Company or any of its subsidiaries or any Stockholder, proposing to purchase or otherwise acquire Shares from a Prospective Selling Investor.

“Prospective Selling Investor” (a) in relation to a Transfer under Section 8.1, has the meaning set forth therein, and (b) in relation to a Transfer under Section 8.2, has the meaning set forth therein.

“Public Offering” shall have the meaning ascribed to such term in the Stockholder’s Agreement.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Public Offering” shall have the meaning ascribed to such term in the Stockholder’s Agreement.

“Recapitalization Transaction” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Repurchase Date” means each of (i) the Exit Date and (ii) the termination of Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement before the third anniversary of the Effective Date pursuant to Section 5. For the sake of clarity, there may be two potential Repurchase Dates, one occurring in connection with the Exit Date and one occurring in connection with a termination of Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement before the third anniversary of the Effective Date pursuant to Section 5.

“Requisite Capital IV Majority” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Sponsor Entities” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Sponsor Group” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Sponsor Inflows” means, without duplication, as of any Measurement Date, all cash (including cash dividends, cash distributions and cash proceeds, but excluding management fees, transaction-related fees and expense reimbursements) received (on a cumulative basis) by the Sponsor Entities with respect to or in exchange for the Common Stock of the Company (whether such payments are received from the Company or any third party) from the Effective Date through such Measurement Date. Notwithstanding the foregoing, on the Exit Date, the

Sponsor Inflows shall be deemed to include the aggregate Fair Market Value of the remaining the Common Stock of the Company held by the Sponsor Entities on such date.

“Sponsor Investment Vehicle” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Sponsor Outflows” means the sum of $2,142,830,088 and all payments made by the Sponsor Entities (on a cumulative basis) to purchase Common Stock of the Company (whether such payments are made to the Company or any third party) from the Effective Date until such Measurement Date.

“Stockholder” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 29, 2008, by and among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc., Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., L. Lowry Mays, Mark P. Mays, Randall T. Mays and the other Stockholders, as amended from time to time in accordance with the terms thereof.

“Subsidiary” means any corporation, partnership, limited liability company, or other entity in which the Company owns, directly or indirectly, stock or other equity securities or interests possessing 50% or more of the total combined voting power of such entity.

“Transaction” shall have the meaning set forth in Section 4.

“Transaction Price” means the aggregate amount of Sponsor Inflows received in connection with a Transaction.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law, including to the Company or any of its Subsidiaries) of any interest.

4. Vesting of Purchased Shares. The Purchased Shares shall vest in accordance with this Section 4. Fifty percent (50%) of the Purchased Shares shall be vested on the Effective Date. Additional Purchased Shares may vest on any subsequent Measurement Date in accordance with this Section 4. Subject to Section 4.3, the number of Purchased Shares that are considered to be vested on any Measurement Date shall be the greater of the aggregate amount determined pursuant to Section 4.1 and Section 4.2 on such Measurement Date. For the sake of clarity, the number of shares that are considered to vest pursuant to Section 4.2 shall be reduced by any Purchased Shares that previously vested pursuant to Section 4.1.

4.1 Vesting on Transfer by the Investors. Subject to Section 4.2 and Section 4.3, upon any Transfer of Shares by the Investors to any Prospective Buyer(s) (including through a sale or exchange effectuated through an underwritten Public Offering), in accordance with Section 3.1.5(a)(i) of the Stockholders Agreement, prior to the Exit Date (a “Transaction”), the number of additional Purchased Shares that will vest immediately prior to such Transfer shall be equal to the product of (i) 50% of the total number of Purchased Shares, (ii) the percentage of Shares held by the Investors on the Effective Date that are to be Transferred in connection with the such Transaction and (iii) (A) 0% if the Transaction Price is less than 1.5 times the Cost Basis of the Shares being Transferred in the Transaction, (B) 36.2% if the Transaction Price is at least 2 and less than 3 times the Cost Basis of the Shares being Transferred in the Transaction and (C) 100% if the Transaction Price is 3 or more times the Cost Basis of the Shares being Transferred in the Transaction. If the Transaction Price is between 1.5 and 2 or between 2 and 3 of the Cost Basis of the Shares being Transferred in the Transaction, the percentage in clause (iii) shall be determined using straight line interpolation. For example, if the Transaction Price were to be 1.75 times the Cost Basis of the Shares being Transferred in the Transaction, the percentage in clause (iii) would be 18.1%

4.2 Catch Up Vesting. The number of Purchased Shares that will vest pursuant to this Section 4.2 on any Measurement Date (determined without duplication for Purchased Shares that previously vested pursuant to Section 4.1 or this Section 4.2) shall be the product of (i) 50% of the total number of Purchased Shares and (ii) (A) 0% if the Multiple of Money on such Measurement Date is 1.5 or less, (B) 36.2% if the Multiple of Money on such Measurement Date is at least 2 and less than 3 and (C) 100% if the Multiple of Money on such Measurement Date is at least 3. In the event the Multiple of Money is between 1.5 and 2 or between 2 and 3 on the applicable Measurement Date, the amount of additional vesting shall be determined using straight line interpolation. For example, if the Multiple of Money on a Measurement Date were to be 1.75, the additional number of Purchased Shares that would vest on such Measurement Date (without duplication for any shares that previously vested due to achievement of a Multiple of Money of 1.75 or less) would be 18.1%.

4.3 Vesting Clawback. If, on the Exit Date, the aggregate number of Purchased Shares that vested pursuant to Section 4.1 is greater than the aggregate number of Purchased Shares that would otherwise have vested pursuant to Section 4.2, the excess number of Purchased Shares shall be considered to be unvested on the Exit Date and shall be subject to repurchase pursuant to Section 6.

5. Termination of Employment. The Company may repurchase some or all of the Purchased Shares upon Purchaser’s termination of engagement with the Company and its Subsidiaries on the terms and conditions specified in this Section 5.

5.1 Mutual Termination. If the Board and Mr. Pittman mutually agree to terminate Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement before the first anniversary of the Effective Date, the Company shall make a cash lump sum payment to Purchaser of $1,000,000 on the 60th day following such termination if Mr. Pittman and Purchaser have executed and not revoked a customary agreement releasing all claims against the Company and its Affiliates in a form prescribed by the Company in good faith and the Company may repurchase 100% of the Purchased Shares in accordance with the terms of Section 6. The aggregate purchase price for Purchased Shares repurchased pursuant to this Section 5.1 shall be equal to the sum of (i) the applicable number of Purchased Shares to be repurchased multiplied by the Original Per Share Cost of such Purchased Shares plus (ii) interest, compounded quarterly, accruing on the amount determined pursuant to clause (i) from the Effective Date to the applicable Repurchase Date at a rate of four percent (4%).

5.2 Termination without Good Reason or for Certain Reasons. If (i) the Board terminates Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement because it has determined in good faith that Mr. Pittman has, over an extended period of time, not devoted to his duties and responsibilities as Chairman, Media and Entertainment the time and attention that Mr. Pittman would reasonably have been expected to devote to the operation, management and supervision of a successor investment fund to Pilot Group II LP and its portfolio investments or (ii) Mr. Pittman terminates his engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement for a reason other than Good Reason, death or Disability, the Company may repurchase (A) 80% of the Purchased Shares in accordance with the terms of Section 6 if such termination occurs before the second anniversary of the Effective Date, (B) 25% of the Purchased Shares in accordance with the terms of Section 6 if such termination occurs on or after the second anniversary of the Effective Date and before the third anniversary of the Effective Date and (C) 0% of the Purchased Shares if such termination occurs on or after the third anniversary of the Effective Date. The aggregate purchase price for Purchased Shares repurchased pursuant to this Section 5.2 shall be equal to the sum of (i) the applicable number of Purchased Shares to be repurchased multiplied by the lower of the Original Per Share Cost of such Purchased Shares and the Fair Market Value of such Purchased Shares as of the Repurchase Date plus (ii) interest, compounded quarterly, accruing on the amount determined pursuant to clause (i) from the Effective Date to the applicable Repurchase Date at a rate of four percent (4%).

5.3 Other Terminations. If (i) the Company terminates Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement for a reason other than death or Disability or pursuant to Section 5.2 or (ii) Mr. Pittman terminates his engagement with the Company and its Subsidiaries for Good Reason, the Company shall not have an election to repurchase any Purchased Shares pursuant to this Section 5 and Purchaser may require the Company to repurchase and the Company shall, (A) repurchase 80% of the Purchased Shares if such termination occurs before the second anniversary of the Effective Date, (B) repurchase 25% of the Purchased Shares if such termination occurs on or after the second anniversary of the Effective Date and before the third anniversary of the Effective Date and (C) repurchase 0% of the Purchased Shares if such termination occurs on or after the third anniversary of the Effective Date. The aggregate purchase price for any repurchase of Purchased Stock pursuant to this Section 5.3 shall be sum of (i) the applicable number of Purchased Shares to be repurchased multiplied by the Original Per Share Cost of such Purchased Shares plus (ii) interest, compounded quarterly, accruing on the amount determined pursuant to clause (i) from the Effective Date to the applicable Repurchase Date at a rate of four percent (4%). Purchaser may exercise this put right by delivery of written notice thereof (the “Put Notice”) to the Company prior to or within 60 days after the date of termination of Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement. The Put Notice shall state that Purchaser has elected to exercise the put right described herein and the number and price of the Purchased Shares with respect to which the put right is being exercised. The closing of any purchase and sale of Purchased Shares pursuant to this Section 5.3 shall take place as soon as reasonably practicable, and in any event not later than 30 days after delivery of the Put

Notice (provided, that such time shall be extended as necessary to comply with requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable legal requirements) at the principal office of the Company, or at such other time and location as the parties may mutually determine. At the closing of any purchase and sale of Purchased Shares following the exercise of the put right, Purchaser shall deliver to the Company a certificate or certificates (or book-entry transfer) representing the Purchased Shares to be purchased by the Company duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to Purchaser by certified or bank check or wire transfer of immediately available federal funds the purchase price of the Purchased Shares being purchased by the Company. The delivery of a certificate or certificates (or book-entry transfer) for Purchased Shares by Purchaser shall be deemed a representation and warranty by Purchaser that: (i) Purchaser has full right, title and interest in and to such Purchased Shares; (ii) Purchaser has all necessary power and authority and has taken all necessary action to sell such Purchased Shares as contemplated; (iii) such Purchased Shares are free and clear of any and all liens or encumbrances created by Purchaser; and (iv) there is no Adverse Claim with respect to such Purchased Shares. If any payment of cash is required upon the purchase of Purchased Shares by the Company upon the exercise of the put right and (x) such payment would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any financing arrangement by which the Company or any of its Subsidiaries is, from time to time, a party, or (y) the Company is prohibited from purchasing such Purchased Shares pursuant to the Delaware General Corporation Law, then the Company’s purchase obligation shall be suspended during the period such limitation or restriction applies and such repurchase shall be consummated within 90 days of the date such limitation or restriction ceases to apply.

6. Repurchase Right.

6.1 Company Call Option. On each Repurchase Date, the Company may elect to repurchase the applicable number of Purchased Shares set forth in Section 6.2 (the “Company Call Option”). The aggregate purchase price shall be as follows: (i) if the Repurchase Date is a date described in Section 5, the applicable amount specified in Section 5 and (ii) if the Repurchase Date is the Exit Date, the sum of (A) the applicable number of Purchased Shares to be repurchased multiplied by the lower of the Original Per Share Cost of such Purchased Shares and the Fair Market Value of such Purchased Shares as of the Repurchase Date plus (B) interest, compounded quarterly, accruing on the amount determined pursuant to clause (A) from the Effective Date to the applicable Repurchase Date at a rate of four percent (4%).

6.2 Applicable Number of Purchased Shares. The number of Purchased Shares subject to the Company Call Option shall be determined in accordance with this Section 6.2. If the applicable Repurchase Date is the Exit Date, the applicable number of Purchased Shares subject to the Company Call Option shall be the Purchased Shares that have not vested pursuant to Section 4 as of the Exit Date. If the applicable Repurchase Date is related to the termination of Mr. Pittman’s engagement with the Company and its Subsidiaries pursuant to the Consulting Agreement, the applicable number of Purchased Shares subject to the Company Call Option shall be the applicable number of Purchased Shares specified in Section 5.

6.3 Call Procedures. The Company Call Option may be exercised by delivery of written notice thereof (the “Company Call Notice”) to Purchaser prior to or within 60 days after the applicable Repurchase Date. The Company Call Notice shall state that the Company has elected to exercise the Company Call Option and the number and price of the Purchased Shares with respect to which the Company Call Option is being exercised. The closing of any purchase and sale of Purchased Shares pursuant to this Section 6 shall take place as soon as reasonably practicable, and in any event not later than 30 days after delivery of the Company Call Notice (provided, that such time shall be extended as necessary to comply with requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable legal requirements) at the principal office of the Company, or at such other time and location as the parties may mutually determine. At the closing of any purchase and sale of Purchased Shares following the exercise of the Company Call Option, Purchaser shall deliver to the Company a certificate or certificates (or book-entry transfer) representing the Purchased Shares to be purchased by the Company duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to Purchaser by certified or bank check or wire transfer of immediately available federal funds the purchase price of the Purchased Shares being purchased by the Company. The delivery of a certificate or certificates (or book-entry transfer) for Purchased Shares by Purchaser shall be deemed a representation and warranty by Purchaser that: (i) Purchaser has full right, title and interest in and to such Purchased Shares; (ii) Purchaser has all necessary power and authority and has taken all necessary action to sell such Purchased Shares as contemplated; (iii) such Purchased Shares are free and clear of any and all liens or encumbrances created by Purchaser; and (iv) there is no Adverse Claim with respect to such Purchased Shares. If any payment of cash is required upon the purchase of Purchased Shares by the Company upon the exercise of any Company Call Option and (x) such payment would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any financing arrangement by which the Company or any of its Subsidiaries is, from time to time, a party, or (y) the Company is prohibited from purchasing such Purchased Shares pursuant to the Delaware General Corporation Law, then the Company’s purchase right shall be suspended during the period such limitation or restriction applies and may be exercised by the Company in accordance with this Section 6 during the period commencing on the date such limitation or restriction ceases to apply and ending on the 90th day following such date. If the Company’s purchase right is so suspended, the Company shall deliver a new Company Call Notice within 90 days of the termination of such suspension and the Company Call Option shall be at the applicable per share repurchase price set forth in this Section 6, as determined as of the date on which such subsequent Company Call Notice is delivered.

7. Transfer Restriction. During the Period of Restriction, Purchaser shall not be permitted to transfer any Purchased Shares or any interest therein except to the extent set forth in Section 6 or expressly permitted by this Section 7, subject in all cases to compliance with the terms and conditions of this Agreement. Any Transfer of Purchased Shares not made in compliance with the terms of this Section 7 shall be void ab initio, and the Company shall not in any way give effect to any such Transfer. In addition, during the Period of Restriction, each of the Eligible Individuals agree that he shall not Transfer any interest in Purchaser except in accordance with Section 7.1 and Purchaser agrees that it (i) shall not permit any Transfer by any

Eligible Individual of any interest in Purchaser except in accordance with Section 7.1 and (ii) shall not issue, grant or otherwise Transfer any interest in Purchaser other than to Mr. Pittman or a Permitted Transferee of Mr. Pittman. Purchaser further agrees that it shall not Transfer any Purchased Shares to any Eligible Individual without the consent of the Company.

7.1 Permitted Transferees. Purchaser may Transfer any or all of the Purchased Shares to any Permitted Transferee and the Eligible Individuals may Transfer all or any interest in Purchaser to any Purchase Transferee, so long as such Permitted Transferee agrees to be bound by the terms of this Agreement in accordance with Section 7.4. Any Purchased Shares so Transferred shall conclusively be deemed thereafter to continue to be Purchased Shares for all purposes under this Agreement and any interest in Purchaser so Transferred shall conclusively be deemed thereafter to continue to be subject to this Section 7.

7.2 Tag Along Transfers. Purchaser may Transfer the Purchased Shares in compliance with Section 8.1.

7.3 Drag Along Transfers. Purchaser may Transfer the Purchased Shares in compliance with Section 8.2.

7.4 Permitted Transferees to Become Parties. Any Permitted Transferee receiving Purchased Shares or an interest in Purchaser in a Transfer pursuant to this Section 7 shall become a party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement, to the same extent, and in the same capacity, as Purchaser, with each Permitted Transferee to be deemed, as applicable, to be “Purchaser” or an “Eligible Individual” for purposes of this Agreement. Prior to any Transfer of any Purchased Shares to any Permitted Transferee pursuant to this Section 7, and as a condition thereto, Purchaser or the Eligible Individual, as applicable, shall (a) cause such Permitted Transferee to deliver to the Company a written agreement in the form of Exhibit A (or in form and substance that is otherwise reasonably satisfactory to the Company), to be bound by the terms and conditions of this Agreement, and (b) remain directly liable for the performance by such Permitted Transferee of all obligations of such Permitted Transferee under this Agreement.

7.5 Other Restrictions on Transfer; Indirect Transfers. The restrictions on transfer contained in this Agreement are in addition to any other restrictions on transfer to which Purchaser may be subject, including any restrictions on transfer contained in the Company’s certificate of incorporation (including restrictions therein relating to federal communications laws), or any other agreement to which Purchaser is a party or by which Purchaser is bound or any applicable lock-up rules and regulations of any national securities exchange or national securities association.

7.6 Period. Each of the foregoing provisions of this Section 7 shall terminate upon the Exit Date; provided that the provisions of this Section 7 shall terminate on the fifth anniversary of the Effective Date in respect of (i) the sum of 50% of the Purchased Shares and such other Purchased Shares that have vested, or subsequently vest, pursuant to Section 4.2, REDUCED by (ii) the number of Purchased Shares that have previously been Transferred by Purchaser; provided further, that prior to the Exit Date, Purchaser and each Eligible Individual

(and each of their Permitted Transferees) shall be bound by and shall comply with Sections 3.3, 3.4 and 3.5 of the Stockholders Agreement.

8. “Tag Along” and “Drag Along” Rights.

8.1 Tag Along. If an Investor or a group of Investors (collectively, the “Prospective Selling Investor”) proposes to Transfer any Shares (the “Offered Shares”) to any Prospective Buyer(s), in accordance with Section 3.1.5(a)(i) of the Stockholders Agreement, unless they have terminated in accordance with Section 8.1.7 at the time of such Transfer, the provisions of this Section 8.1 will apply to such Transfer.

8.1.1 Notice. The Prospective Selling Investor shall, prior to any such proposed Transfer, furnish a written notice (the “Tag Along Notice”) to the Company, and the Company shall promptly furnish such notice to Purchaser. The Tag Along Notice shall include:

(a)

the principal terms and conditions of the proposed Transfer insofar as it relates to the Offered Shares, including (i) the number of Shares, (ii) the per Share purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration, (iii) the name and address of each Prospective Buyer and (iv) if known, the proposed closing date; and

(b)

an invitation to Purchaser to participate in the proposed Transfer to the applicable Prospective Buyer(s) by Transferring therein up to the lesser of his Pro Rata Portion of the Offered Shares and the number of Eligible Shares held by Purchaser, on the same terms and conditions as the Prospective Selling Investor.

The Prospective Selling Investor shall deliver or cause to be delivered to Purchaser copies of all transaction documents relating to the proposed Transfer of the Offered Shares to which Purchaser would be expected to become party in order to participate in such Transfer as soon as reasonably practicable after such documents become available.

8.1.2 Exercise. If Purchaser desires to participate in the proposed Transfer, Purchaser shall furnish a written notice (a “Tag Along Offer”) to the Company and the Prospective Selling Investor within ten business days after the date of delivery of the Tag Along Notice that indicates the number of Eligible Shares that Purchaser desires to Transfer as Offered Shares in the proposed Transfer; provided, however, that such number of Eligible Shares may in no event exceed Purchaser’s Pro Rata Portion of the Offered Shares. Subject to Section 8.1.4, to the extent Purchaser makes a Tag Along Offer in accordance with this Section 8.1.2, the number of Offered Shares that the Prospective Selling Investor may Transfer in the proposed Transfer will be correspondingly reduced. If Purchaser fails to make a Tag Along Offer in compliance with the above requirements, including the time period, Purchaser will conclusively be deemed to have waived all of its rights with respect to the proposed Transfer, and the Prospective Selling Investor shall thereafter be free to Transfer to the Prospective Buyer, for the same form of consideration set forth in the Tag Along Notice, at a per Share price no greater than the per Share price set forth in the Tag Along Notice and on other terms and conditions that are not materially more favorable to the Prospective Selling Investor than those set forth in the Tag Along Notice.

8.1.3 Irrevocable Offer. Subject to Section 8.1.4, the offer of Purchaser contained in his Tag Along Offer shall be irrevocable, and Purchaser shall be bound and obligated to Transfer Eligible Shares in the proposed Transfer, on the same terms and conditions as the Prospective Selling Investor with respect to each Share Transferred (subject to the limitations set forth in the proviso to the first sentence of Section 8.3.2), such number of Eligible Shares as was specified in Purchaser’s Tag Along Offer.

8.1.4 Additional Compliance. If, prior to consummation, the terms of the proposed Transfer shall change with the result that the per Share price to be paid in such proposed Transfer shall be greater than the per Share price set forth in the Tag Along Notice, the number of Shares to be purchased by the Prospective Buyer shall be greater than the number of Offered Shares specified in the Tag Along Notice or the other principal terms of such proposed Transfer shall be materially more favorable to the Prospective Selling Investor than those set forth in the Tag Along Notice, then, in any such case, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 8.1 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 8.1.2 shall be three business days or such longer period as the Prospective Selling Investor and the Prospective Buyer may agree. In addition, if the Prospective Selling Investor has not completed the proposed Transfer by the end of the 180th day after the date of delivery of the Tag Along Notice by the Company, Purchaser shall be released from his obligations under his Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 8.1 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.1, unless the failure to complete such proposed Transfer involves either (a) a failure by a Prospective selling Investor or Purchaser to comply with the terms of this Section 8.1, or (b) a failure by a governmental or regulatory authority, including the Federal Communications Commission (“FCC”), the Department of Justice (“DOJ”) or Federal Trade Commission (“FTC”), to approve such Transfer. In the case of a failure of a type described in clause (b), the Prospective selling Investor will have an additional 90 days beyond such 180th day in which to obtain any such approval and complete the proposed Transfer before the Tag Along Notice becomes null and void.

8.1.5 Indirect Transfers. No Investor or any of the Sponsor Entities shall permit a Sponsor Entity to Transfer any direct or indirect equity interests in any Investor in a Transfer of a type that would be subject to this Section 8.1 if such Transfer involved a Transfer of Shares by such Sponsor Entity or Investor (any such Transfer of any such equity interests, an “Indirect Transfer”), unless the Sponsor Entities and such Investor cause to be provided to Purchaser “tag along” rights with respect to such Indirect Transfer that are substantially equivalent to the “tag along” rights set forth in this Section 8.1 and subject to obligations and other terms and conditions that are substantially equivalent to those set forth in this Section 8.1.

8.1.6 Miscellaneous Provisions. The provisions of Section 8.3 shall apply to any Transfer that is subject to this Section 8.1 to the extent, and on the terms, provided therein.

8.1.7 Period. Each of the foregoing provisions of this Section 8.1 shall terminate upon the Exit Date.

8.2 Sale Event Drag Along. If one or more Investors proposes to Transfer any Shares to a Prospective Buyer that is not an Affiliate of any Prospective Selling Investor (such Investor or Investors, the “Prospective Selling Investor”) in a transaction, including a merger, or a series of related transactions that, after giving effect to the provisions of this Section 8.2, would constitute a Change of Control, then, at the election of a Requisite Capital IV Majority, the provisions of this Section 8.2 will apply to such Transfer and Purchaser agrees to Transfer to such Prospective Buyer in connection with such transaction or transactions, as the case may be, a percentage of the Purchased Shares held by Purchaser (which shall not exceed the number of Eligible Shares held by Purchaser) that is equal to the percentage of the aggregate number of Shares then owned by the Investors that are proposed to be Transferred to such Prospective Buyer (the “Drag Along Sale Percentage”); provided that in no event may the Drag Along Sale Percentage be less than 50%.

8.2.1 Exercise. The applicable Requisite Capital IV Majority that has elected to exercise its rights under this Section 8.2 with respect to a proposed Transfer shall furnish a written notice (the “Drag Along Sale Notice”) to the Company at least ten business days prior to the consummation of such proposed Transfer, and the Company shall promptly furnish any such Drag Along Sale Notice to Purchaser. The Drag Along Sale Notice shall set forth the principal terms and conditions of the proposed Transfer insofar is it relates to the Shares, including (a) the number of Shares to be acquired from the Prospective Selling Investor, (b) the Drag Along Sale Percentage, (c) the per Share consideration to be received in the proposed Transfer, including the form of consideration (if other than cash), (d) the name and address of the Prospective Buyer and (e) if known, the proposed closing date. If the Prospective Selling Investor consummates the proposed Transfer to which reference is made in the Drag Along Sale Notice, Purchaser shall be bound and obligated to Transfer the Drag Along Sale Percentage of Purchaser’s Purchased Shares in the proposed Transfer on the same terms and conditions as the Prospective Selling Investor with respect to each Share Transferred (subject to the limitations set forth in the proviso to the first sentence of Section 8.3.2). If, at the end of the 270th day after the date of delivery of the Drag Along Sale Notice, the Prospective Selling Investor has not completed the proposed Transfer, the Drag Along Sale Notice shall be null and void, Purchaser shall be released from his obligation under the Drag Along Sale Notice and it shall be necessary for a separate Drag Along Sale Notice to be furnished and the terms and provisions of this Section 8.2 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.2, unless the failure to complete such proposed Transfer involves a failure by a governmental or regulatory authority, including the FCC, DOJ or FTC, to approve such Transfer, in which case the Prospective Selling Investor will have an additional 180 days beyond such 270th day in which to obtain any such approval and complete the proposed Transfer before the Drag Along Sale Notice becomes null and void.

8.2.2 Waiver of Appraisal Rights. Purchaser agrees not to demand or exercise appraisal rights under Section 262 of the DGCL or otherwise with respect to any transaction subject to this Section 8.2, whether or not such appraisal rights are otherwise available.

8.2.3 Miscellaneous Provisions. The provisions of Section 8.3 shall apply to any transaction that is subject to this Section 8.2 to the extent, and on the terms, provided therein.

8.2.4 Period. The foregoing provisions of this Section 8.2 shall terminate upon the Exit Date.

8.3 Miscellaneous Sale Provisions. The provisions of Section 8.3 shall apply to any Transfer to which Section 8.1 or 8.2 applies.

8.3.1 Certain Legal Requirements. If the consideration to be paid for Shares in a Transfer pursuant to Section 8.1 or 8.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification would not otherwise be required for the Transfer by the Prospective Selling Investor or (b) the provision to Purchaser of any specified information regarding the Company or any of its Subsidiaries, such securities or the issuer thereof, in each case that is not otherwise required to be provided for the Transfer by the Prospective Selling Investor, then Purchaser shall not have the right to Transfer Eligible Shares in such Transfer. In such event, the Prospective Selling Investor will have the right, but not the obligation, to cause to be paid to Purchaser in lieu of such securities, against surrender of the Shares (in accordance with Section 8.3.4 hereof) that would have otherwise been Transferred by Purchaser to the Prospective Buyer in the Transfer, an amount in cash equal to the fair market value of such Eligible Shares as of the date such securities would have been delivered in exchange for such Shares, as determined in good faith by the Board.

8.3.2 Further Assurances. Purchaser and each of the Eligible Individuals, whether in its or his capacity as a stockholder, director or officer of the Company or otherwise, shall use his reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Transfer pursuant to Sections 8.1 or 8.2 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and

otherwise cooperating with the Prospective Selling Investor and the Prospective Buyer; provided, however, that Purchasers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer in connection with such Transfer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Purchaser agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investor to which such Prospective Selling Investor will also be party, including agreements to (a)(i) make individual representations, warranties, covenants and other agreements, in each case as to the unencumbered title to Purchaser’s Shares and the power, authority and legal right to Transfer such Eligible Shares and the absence of any Adverse Claim with respect to such Eligible Shares and (ii) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent as the Prospective Selling Investor is liable for the comparable representations, warranties, covenants and agreements made by it or on its behalf (with any limit on liability applied based on the relative value of their respective Shares), and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its Subsidiaries in connection with such Transfer; provided, however, that the aggregate amount of liability described in this clause (b) shall not exceed the lesser of (x) Purchaser’s pro rata share of any such liability, to be determined in accordance with Purchaser’s portion of the aggregate proceeds to all participating sellers and Prospective Selling Investors in connection with such Transfer and (y) the proceeds to Purchaser in connection with such Transfer. In connection with any governmental or regulatory approval required for any Transfer pursuant to Section 8.1 or 8.2, including any such required approval of the FCC, DOJ or FTC, the Company shall file such applications and other materials as are necessary or desirable to file in order to obtain such governmental or regulatory approval, and each Purchaser shall cooperate with the Company and promptly provide it with any and all information, certifications and other materials necessary or otherwise reasonably requested by the Company to complete the filing of such applications and materials and to obtain such governmental or regulatory approval.

8.3.3 Sale Process. The Prospective Selling Investor shall, in its sole and absolute discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof. No Stockholder or Affiliate of any Stockholder will have any liability to Purchaser arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer, except to the extent contemplated herein or arising from a failure to comply with the provisions of this Section 8.

8.3.4 Closing. Subject to the provisions of Section 8.1.4 (in the case of a Transfer to which Section 8.1 applies) or Section 8.2.1 (in the case of a Transfer to which Section 8.2 applies), in each case that relate to the timing of the completion of a proposed Transfer to which such Section applies, the closing of a Transfer to which Section 8.1 or 8.2 applies shall take place (a) (i) on the proposed closing date, if any, specified in the Tag Along Notice or Drag Along Sale Notice, as applicable; provided that the consummation of any such Transfer may be extended beyond such date at the election of the Prospective Selling Investor (in the case of a Transfer to which Section 8.1 applies) or a Requisite Capital IV Majority (in the case of a Transfer to which Section 8.2 applies), in each case to the extent necessary to obtain any applicable governmental or regulatory approval or other required approval or to satisfy other conditions, or (ii) if no proposed closing date was required to be specified in the applicable notice, at such time as the Prospective Selling Investor shall specify by notice to each Participating Seller and (b) at such place as the Prospective Selling Investor shall specify by notice to each Participating Seller. At the closing of such Transfer, each Purchaser shall deliver, against delivery of the applicable consideration therefor, the certificates (or book-entry transfer) evidencing the Eligible Shares to be Transferred by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed.

8.4 Purchased Recapitalization Transaction Drag Along. If requested by a Requisite Capital IV Majority, each Purchaser agrees, with respect to each class of Shares held by Purchaser, to exchange or convert a percentage of the Purchased Shares of each class held by Purchaser that is equal to the percentage of the Shares of such class that are proposed by such Requisite Capital IV Majority to be exchanged or converted in a Recapitalization Transaction (as to each such class, the “Drag Along Recapitalization Percentage”), in the manner and on the terms set forth in this Section 8.4.

8.4.1 Exercise in a Recapitalization Transaction. The Company (solely at the direction of the applicable Requisite Capital IV Majority) shall furnish a written notice (the “Drag Along Recapitalization Notice”) to Purchaser at least ten business days prior to the consummation of the Recapitalization Transaction. The Drag Along Recapitalization Notice shall set forth the principal terms and conditions of the proposed Recapitalization Transaction insofar as it relates to the Shares, including (a) the number and class of Shares to be exchanged or converted in the Recapitalization Transaction, (b) the Drag Along Recapitalization Percentage for each class and (c) the form of securities to be received upon exchange or conversion of the Shares of each class of Shares being exchanged or converted. If the Recapitalization Transaction described in such Drag Along Recapitalization Notice is consummated, Purchaser shall be bound and obligated to convert or exchange the Drag Along Recapitalization Percentage of each class of Purchased Shares held by Purchaser that are to be included in the proposed Recapitalization Transaction on the same terms and conditions as the Requisite Capital IV Majority with respect to each Share of the same class being exchanged or converted. If, at the end of the 270th day after the date of delivery of the Drag Along Recapitalization Notice, the Recapitalization Transaction has not been completed, then the Drag Along Recapitalization Notice shall be null and void, Purchaser shall be released from his obligations under the Drag Along Recapitalization Notice and it shall be necessary for a separate Drag Along Recapitalization Notice to be furnished and the terms and provisions of this Section 8.4.1 separately complied with, in order to consummate such proposed Recapitalization Transaction pursuant to Section 8.4, unless the failure to complete such proposed Recapitalization Transaction involves a failure by a governmental or regulatory authority, including the FCC, DOJ or FTC, to approve such

Recapitalization Transaction, in which case the Company will have an additional 180 days beyond such 270th day in which to obtain any such approval and complete the proposed Recapitalization Transaction before the Drag Along Recapitalization Notice becomes null and void.

8.4.2 Certain Legal Requirements. If the receipt of securities to be received in exchange for, or upon conversion of, Shares in a proposed Recapitalization Transaction pursuant to Section 8.4 by Purchaser would require under applicable law (a) the registration or qualification of such securities or of Purchaser as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Recapitalization Transaction or (b) the provision to Purchaser of any information regarding the Company or any of its subsidiaries, such securities or the issuer thereof, in each case that is not otherwise required to be provided for the Recapitalization Transaction, then, at the election of a Requisite Capital IV Majority, Purchaser shall not have the right to exchange or convert Purchased Shares in such proposed Recapitalization Transaction. In such event, the Company will have the right, but not the obligation, to cause to be paid to Purchaser in lieu of such securities, against the surrender of the Purchased Shares (in accordance with Section 8.4.4) that would have otherwise been exchanged or converted by Purchaser in the Recapitalization Transaction, an amount in cash equal to the fair market value of such Purchased Shares as of the effective date of the Recapitalization Transaction, as determined in good faith by the Board.

8.4.3 Further Assurances. Purchaser and each Eligible Individual, whether in its or his capacity as a stockholder, officer or director of the Company or otherwise, shall use his reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate any Recapitalization Transaction and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns filings and others instruments or documents with governmental authorities; and otherwise cooperating with the Company. Without limiting the generality of the foregoing, Purchaser agrees to execute and deliver such agreements as may be reasonably specified by the Requisite Capital IV Majority, including agreements to (a) make individual representations, warranties, covenants and other agreements, in each case as to the unencumbered title to his Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (b) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent as the other Stockholder(s) are liable for the comparable representations, warranties, covenants and agreements made by them or on their behalf. In connection with any governmental or regulatory approval required for any Recapitalization Transaction, including any such required approval of the FCC, DOJ or FTC, the Company shall file such applications and other materials as are necessary or desirable to file in order to obtain such governmental or regulatory approval, and Purchaser shall cooperate with the Company and promptly provide it with any and all information, certifications and other materials necessary or otherwise reasonably requested by the Company to complete the filing of such applications and materials and to obtain such governmental or regulatory approval.

8.4.4 Closing. Subject to the provisions of Section 8.4.1 that relate to the timing of the completion of a proposed Recapitalization Transaction, the closing of a Recapitalization Transaction to which this Section 8.4 applies shall take place (a) on the proposed conversion or exchange date, if any, specified in the Drag Along Recapitalization Notice; provided that consummation of any conversion or exchange may be extended beyond such date at the election of the Requisite Capital IV Majority, to the extent necessary to obtain any applicable governmental or regulatory approval or other required approval or to satisfy other conditions, or (b) if no proposed conversion or exchange date was specified in the Drag Along Recapitalization Notice, at such time as the Requisite Capital IV Majority, shall specify by reasonable notice to Purchaser. At the closing of such Recapitalization Transaction, Purchaser shall deliver, against the delivery of the applicable consideration, the certificates (or book-entry transfer) evidencing the Shares to be converted or exchanged by Purchaser, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed.

8.4.5 Acquired Securities. Subject to the terms and conditions of this Agreement, any securities to be received upon the exchange or conversion of Shares by Purchaser pursuant to this Section 8.4 shall be deemed for all purposes hereof to be Purchased Shares under this Agreement.

8.4.6 Period. The foregoing provisions of this Section 8.4 shall terminate upon the occurrence of the Exit Date.

9. Certain Adjustments. In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in any of the Common Stock, the Board shall make such changes in the number and type of shares of Common Stock referred to in this Agreement and any of the other terms hereof as the Board determines in good faith are necessary to prevent dilution or enlargement of rights Purchaser’s rights and obligations hereunder. Without limiting the generality of the foregoing, in the event of any such transaction, the Board shall have the power to make such changes as it reasonably and in good faith deems appropriate in the number and type of Purchased Shares, vested Shares, Per Share Cost Basis and the Original Per Share Cost set forth in this Agreement. Any securities received in connection with Purchased Shares shall be considered to be Purchased Shares for purposes of this Agreement.

10. Piggyback Registration Rights. Purchaser shall be considered to be a “Qualifying Holder” (as defined in the Stockholders Agreement) for purposes of Sections 8.2, 8.3, 8.4 and 8.5 of the Stockholders Agreement, it being understood and agreed that (i) Purchaser’s Registrable Securities (as defined in the Stockholders Agreement) shall mean only (A) the sum of 50% of the Purchased Shares and those Purchased Shares that have vested pursuant to Section 4.2, reduced by (B) any Purchased Shares previously Transferred by Purchaser and (ii) the only Registrable Securities Purchaser may request to register pursuant to Section 8.2 of the Stockholders Agreement are those Purchased Shares that are otherwise transferable under the terms of this Agreement. Purchaser and each Eligible Individual agrees that it or he shall comply, and must comply, with Sections 8.2, 8.3, 8.4 and 8.5 of the Stockholders Agreement as a condition of eligibility to participate in any transaction described therein.

11. Certain Permitted Transfers. Upon any termination of Mr. Pittman’s engagement with the Company or any its Subsidiaries pursuant to the Consulting Agreement due to the death or Disability, Purchaser will have the right, subject to Sections 3.3, 3.5, 3.6 and 3.7 of the Stockholders Agreement, to sell to the public pursuant to Rule 144 of the Securities Act of 1933, as amended, at any time during the one-year period following the effective date of such termination (the “Permitted Sale Period”), all or any portion of an amount of Purchased Shares that are then held by Purchaser equal to (i) the sum of 50% of the Purchased Shares and such other Purchased Shares that have vested, or subsequently vest during such one-year period, pursuant to Section 4.2, REDUCED by (ii) the number of Purchased Shares that have been Transferred by Purchaser (any such sale, a “Permitted Public Transfer”), notwithstanding that such a Transfer might not otherwise then be permitted hereunder. Purchased Shares sold in Permitted Public Transfers pursuant to this Section 11 shall conclusively be deemed thereafter not to be Shares under this Agreement.

12. Representations and Warranties of the Company. As a material inducement to Purchaser to enter into this Agreement and to purchase the Purchased Shares, the Company hereby represents and warrants to Purchaser that:

12.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

12.2 Authorization; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any other obligation of the Company, whether such obligation is contained in the Company’s certificate of incorporation, bylaws or any contract binding upon the Company.

13. Purchaser’s Representations and Warranties. In connection with the purchase and sale of the Purchased Shares at the Effective Date, Purchaser hereby represents and warrants to the Company as of the Effective Date that:

13.1 Purchaser’s Investment Representations. Purchaser hereby represents that he is acquiring the Purchased Shares to be acquired by Purchaser hereunder for Purchaser’s own account with the present intention of holding such securities for investment purposes and that he, she or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state or foreign securities laws. Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or applicable state or foreign securities laws and that the Purchased Shares will be issued to Purchaser in reliance on exemptions from the registration requirements of the Securities Act and applicable state and foreign statutes and in reliance on Purchaser’s representations and agreements contained herein.

13.2 No Conflict. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any Legal Requirements applicable to Purchaser or (ii) any contract to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or affected. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in a violation or breach of or conflict with any Legal Requirements applicable to the Company.

13.3 Other Representations and Warranties of Purchaser. Purchaser hereby further represents and warrants to the Company as of the Effective Date that:

(i) Purchaser acknowledges that this Agreement has been executed and delivered, and the Purchased Shares will be sold at the Effective Date, in connection with and as a part of the compensation and incentive arrangements between the Company and Purchaser;

(ii) Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Purchased Shares to be acquired by Purchaser hereunder and has had full access to such other information concerning the Company (including the periodic and other reports filed by the Company and its Subsidiaries with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended) as Purchaser may have requested in making Purchaser’s decision to invest in the Purchased Shares being issued hereunder;

(iii) Purchaser is able to bear the economic risk and lack of liquidity of an investment in the Company and is able to bear the risk of loss of Purchaser’s entire investment in the Company, and Purchaser fully understands and agrees that Purchaser may have to bear the economic risk of Purchaser’s purchase for an indefinite period of time because, among other reasons, the Purchased Shares have not been registered under the Securities Act or under the securities laws of any state or foreign nation and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of certain states or foreign nations or unless an exemption from such registration is available;

(iv) Purchaser acknowledges that the Purchased Shares are subject to the restrictions described herein;

(v) Purchaser will not sell or otherwise transfer Common Shares without registration under the Securities Act (and any applicable federal, state and foreign securities laws) or an exemption therefrom, and provided there exists such a registration or exemption, any transfer of Common Shares by Purchaser or subsequent holders of Common Shares will be in compliance with the provisions of this Agreement;

(vi) Purchaser acknowledges that any certificate (or book-entry transfer) representing the Common Shares shall include such legend(s) as are appropriate to implement the terms of this Agreement;

(vii) Purchaser is an accredited investor as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act. Purchaser acknowledges and agrees that the Purchased Shares issued to Purchaser are being issued and sold (based, in part, on Purchaser’s representations and warranties contained in this Section 13.3) in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that the Shares cannot and will not be sold or transferred except in compliance with the Securities Act and the applicable state securities law.

(viii) Purchaser has all requisite legal capacity and authority and all material authorizations necessary to carry out the transactions contemplated by this Agreement; and the execution, delivery and performance of this Agreement and the purchase of the Purchased Shares hereunder have been duly authorized by Purchaser;

(ix) Purchaser has relied on the advice of, or has consulted with, only Purchaser’s own legal, financial and tax advisors and the determination of Purchaser to acquire the Purchased Shares pursuant to this Agreement has been made by Purchaser independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Person or by any agent or employee of such Person and independent of the fact that any other Person has decided to become a stockholder of the Company;

(x) Purchaser is not acquiring the Purchased Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to Purchaser in connection with investments in securities generally;

(xi) Purchaser is a Delaware limited liability company; and

(xii) Purchaser acknowledges that neither the issuance of the Purchased Shares to Purchaser, nor any provision contained in this Agreement shall entitle Mr. Pittman to continued to be engaged by the Company and/or any of its Subsidiaries or affect the right of the Company and/or any of its Subsidiaries to terminate Mr. Pittman’s engagement at any time, subject to any rights with respect to severance or other obligations of the Company or its Subsidiaries pursuant to this Agreement or the Consulting Agreement.

14. Community Property. If any member of Purchaser is lawfully married (a “Married Member”) and such Married Member’s address or the permanent residence of such Married Member’s spouse is located in a community property jurisdiction, the Married Member shall cause the Married Member’s spouse to execute and deliver to the Company on the date of the Effective Date the spousal consent in the form of Exhibit B attached hereto. Additionally, if at any time following the Effective Date (a) a Married Member becomes lawfully married and the Married Member’s address or the permanent residence of the Married Member’s spouse is located in a community property jurisdiction or (b) the Married Member is lawfully married and the Married Member’s address or the permanent residence of the Married Member’s spouse becomes located in a community property jurisdiction, the Married Member shall cause the Married Member’s spouse to execute and deliver to the Company the spousal consent in the form of Exhibit B attached hereto reasonably promptly following the occurrence of any such event.

15. Confidentiality. Mr. Pittman recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the Company and its Subsidiaries. As a result, both during the time Mr. Pittman is engaged by the Company and thereafter, Mr. Pittman shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its Subsidiaries, any confidential, proprietary, business and technical information or trade secrets of the Company or any Affiliate thereof (the “Proprietary Information”) revealed, obtained or developed in the course of his current or prior engagement with the Company, any of its Subsidiaries or any predecessor companies thereof. Proprietary Information shall include, but shall not be limited to the following: the intangible personal property; technical information, including research design, results, techniques and processes; computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts, layouts, flowcharts and specifications; know-how; any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Mr. Pittman’s duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations, designs, architecture and interfaces; technical management information, including project proposals, research plans, status reports, performance objectives and criteria, and analyses of areas for business development; and business information, including project, financial, accounting and personnel information, business strategies, plans and forecasts, customer lists, customer information and sales and marketing plans, efforts, information and data. In addition, “Proprietary Information” shall include all information and materials received by the Company, any of its Subsidiaries or Mr. Pittman from a third party subject to an obligation of confidentiality and/or non-disclosure. Nothing contained herein shall restrict Mr. Pittman’s ability to make such disclosures during the term of his engagement with the Company as may be necessary to the effective and efficient discharge of the duties required by the terms of his engagement or as such disclosures may be required by law or as determined by counsel to the Company. Furthermore, nothing contained herein shall restrict Purchaser from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Purchaser’s breach of this Section 15. Failure by any of the Company or its Subsidiaries to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

16. Miscellaneous.

16.1 Aggregation of Investor Shares. All Shares held by Capital IV, Capital V or any other Sponsor Investment Vehicle controlled jointly by the two Sponsor Groups and/or their respective Affiliates may be aggregated together for purposes of determining the availability of any rights under this Agreement that are based on the number of Shares held by a Stockholder in such manner as is specified by written notice to the Company by a Requisite Capital IV Majority; provided that, in the absence of such notice, the ability to exercise such rights shall be presumed to be held by Capital IV, Capital V or any such other Sponsor Investment Vehicle in proportion to the respective numbers of Shares it holds. All Shares at any time held by any Sponsor Entity and its Affiliates and Affiliated Funds may be aggregated together for purposes of determining the availability of any rights under this Agreement that are based on the number of Shares held by a Stockholder in such manner as is specified by written notice to the Company by such Sponsor Entity; provided that, in the absence of such notice, the ability to exercise such rights shall be presumed to be held by Sponsor Entities and its Affiliates and Affiliated Funds in proportion to the respective numbers of Shares they hold; and provided further that within any Sponsor Group, the ability to exercise such rights under this Agreement of the members of such Sponsor Group that at any time hold Shares may be allocated among such members in such manner as is determined by the members of such Sponsor Group that then hold at least a majority of the total number of Shares then held by such Sponsor Group, as set forth in a written notice to the Company.

16.2 Lock Up. In connection with each underwritten Public Offering after the Effective Date, Purchaser hereby agrees, at the request of the Company or the managing underwriters of such Public Offering, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such Public Offering restricting Purchaser’s right to (a) Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (b) enter into any swap or other arrangement that Transfers to another Person any of the economic consequences of ownership of Common Stock, in each case to the extent that such restrictions are agreed to by a Requisite Capital IV Majority with the underwriter(s) of such Public Offering (any such lock-up agreement, a “Principal Lock-Up Agreement”); provided, however, that Purchaser shall not be required to be bound by or execute and deliver a lock-up agreement covering a period of greater than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering) following the effectiveness of the related registration statement for such Public Offering. Notwithstanding the foregoing, no Principal Lock-Up Agreement shall apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions or block purchases after the completion of the applicable Public Offering, (b) Transfers made in accordance with the terms of Section 7.1, (c) conversions of shares of Common Stock into other classes of capital stock or securities without change of holder, or (d) during the period preceding the execution of the underwriting agreement, Transfers to a Charitable Organization made in accordance with the terms of this Agreement.

16.3 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Common Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Common Shares as the owner of such Common Shares for any purpose.

16.4 Irrevocability: Binding Effect on Successors and Assigns. The Company and Purchaser hereby acknowledge and agree that, except as provided under applicable federal, state or foreign securities laws, the purchase hereunder is irrevocable, that neither the Company nor Purchaser is entitled to cancel, terminate or revoke this Agreement and that this Agreement shall survive the death or disability of Purchaser and shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns. If Purchaser is more than one person, the obligations of Purchaser hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and Purchaser’s heirs, executors, administrators, successors, legal representatives, and assigns.

16.5 Survival of Covenants, Representations and Warranties. All covenants, representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, all as set forth herein or therein.

16.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.7 Complete Agreement. This Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

16.9 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

16.10 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.11 Governing Law. The corporation law of the State of Delaware shall govern all questions concerning the relative rights of the Company and Purchaser. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

16.12 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

16.13 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

16.14 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Purchaser and the Sponsors.

16.15 Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

16.16 Third Party Beneficiary. The Company and Purchaser acknowledge that the Sponsors are express third party beneficiaries under this Agreement and that the Sponsors can enforce the provisions of this Agreement intended for their benefit.

16.17 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that they are not subject personally to the jurisdiction of the above named courts, that their property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified on the records of the Company is reasonably calculated to give actual notice.

16.18 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be reasonably necessary to achieve the purposes of this Agreement.

16.19 Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, sent by telecopy with original to follow by overnight courier service, by first class mail (postage prepaid and return receipt requested) or reputable overnight courier service (charges prepaid) to the recipient at the addresses indicated below:

Notices to the Company:

c/o Clear Channel Communications, Inc.

200 East Basse

San Antonio, TX 78209

Phone: (210) 822-2828

Facisimile No.: (210) 832-3433

Attn:

Notices to a Sponsor Entity:

c/o Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Phone: (617) 516-2000

Facsimile No.: (617) 516-2010

Attention:         Blair Hendrix

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, MA 02110

Phone: (617) 227-1050

Facsimile No.: (617) 227-3514

Attention:         Scott M. Sperling

                Joshua M. Nelson

Notices to Purchaser:

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by telecopy the day of receipt, or if mailed, three days after deposit in the U.S. mail (return receipt requested) and one day after deposit with a reputable overnight courier service.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CC MEDIA HOLDINGS, INC.

By:	/s/ Robert H. Walls, Jr.
Name:	Robert H. Walls, Jr.
Its: Executive Vice President, General Counsel and Secretary

CLEAR CHANNEL CAPITAL IV, LLC (solely for purposes of Sections 7, 8 and 10 hereof)

By:	/s/ Blair E. Hendrix
Name:	Blair E. Hendrix
Its:

CLEAR CHANNEL CAPITAL V, L.P. (solely for purposes of Sections 7, 8 and 10 hereof)

By:	/s/ Blair E. Hendrix
Name:	Blair E. Hendrix
Its:

PITTMAN CC LLC

By:	/s/ Paul M. McNicol
Name:	Paul M. McNicol
Its: Senior Vice President

ROBERT PITTMAN

/s/ Robert Pittman
Robert Pittman

Exhibit A

Eligible Individuals

•	Paul M. McNicol
•	Steven Cutler
•	Mayo S. Stuntz, Jr.

Exhibit B

SPOUSAL CONSENT

The undersigned spouse of Purchaser hereby acknowledges that I have read the foregoing Stock Purchase Agreement executed by Purchaser as of the date hereof and that I understand its contents. I am aware that the foregoing Stock Purchase Agreement provides for the sale or repurchase of my spouse’s Common Shares under certain circumstances and/or imposes other restrictions on such securities (including, without limitation, restrictions on transfer). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by this Agreement.

Date:                                  , 2010

Spouse’s Name:

Date:                                  , 2010

Witness’ Name: